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                                 Exhibit 21




The company's subsidiaries are:

                 Name                                State of Incorporation

    Equitable Life Insurance Company of Iowa                  Iowa
    Locust Street Securities, Inc.                            Iowa
    Equitable Investment Services, Inc.                       Iowa
    Tower Locust, Ltd.                                        Iowa
    Shiloh Farming Company                                    Louisiana
    Walnut Investments, Ltd.                                  Iowa


All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, is a wholly-owned subsidiary of Equitable Life Insurance Company of Iowa. Equitable American Insurance Company, an Iowa corporation, is a wholly-owned subsidiary of Equitable Life Insurance Company of Iowa. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.